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EXHIBIT 99.1



                  LONG ISLAND FINANCIAL CORP. LOGO APPEARS HERE



                    REPORTS FOURTH QUARTER AND ANNUAL RESULTS

                        ANNOUNCES DATE OF ANNUAL MEETING

                        ANNUAL NET INCOME INCREASED 17.3%



ISLANDIA, N.Y. (Business Wire) - January 15, 2004 - Long Island Financial Corp. (the "Company") (NASDAQ/NMS: LICB), the holding company for Long Island Commercial Bank (the "Bank"), today reported earnings per share of $.64 for the quarter ended December 31, 2003, representing a 42.2% increase from the $.45 per share earned in the comparable 2002 period. The Company reported diluted earnings per share of $.61 for the recently completed quarter, a 41.9% increase compared to the $.43 diluted earnings per share reported for the 2002 period. Net income for the quarter ended December 31, 2003 amounted to $954,000, an increase of $310,000, or 48.1%, when compared to the $644,000 earned for the 2002 period. For the year ended December 31, 2003, the Company reported net income of $3.3 million and diluted earnings per share of $2.16, increases of 17.3%, and 13.7%, respectively, compared to net income of $2.8 million and diluted earnings per share of $1.90 for the year ended December 31, 2002.

The increase in net income for the quarter ended December 31, 2003, as compared to the corresponding period in 2002, resulted from an improvement of $555,000, or 15.3%, in net interest income after provision for loan losses, coupled with a $451,000, or 55.0%, increase in other operating income. The increase in other operating income resulted primarily from a $94,000, or 22.0%, increase in service charges on deposit accounts and a $242,000 gain on the sale of securities. The Company incurred a $479,000, or 13.8%, increase in operating expenses stemming from the Bank's continued planned branch expansion.

Total assets amounted to $524.4 million at December 31, 2003, an increase of $32.4 million, or 6.6%, from the $492.0 million held at December 31, 2002. At December 31, 2003, loans, net of unearned income and deferred fees, had increased by $9.6 million, or 4.4%, from the December 31, 2002, level. Over the year, demand deposits increased by $20.0 million, or 25.4%, from $78.7 million at December 31, 2002, to $98.7 million at December 31, 2003. Similarly, savings deposits increased by $30.4 million, or 41.3%, from $73.8 million at December 31, 2002, to $104.2 million at December 31, 2003.

Commenting on the Company's financial results, Douglas C. Manditch, President and Chief Executive Officer stated: "we closed 2003 achieving several Company milestones, assets in excess of $500 million; record net income and earnings per share; and a branch network of twelve full service facilities located in Suffolk, Nassau, and Kings counties. With the challenges of 2003 looming early in 2004, we continually address the consequences of an uncertain economic recovery, particularly lackluster commercial loan demand and a volatile interest rate environment." Mr. Manditch added, "we will continue our focus throughout 2004, utilizing our expanding branch system to grow our balance sheet with high quality assets, funded with low cost core deposits and borrowings. We remain optimistic even with the challenges of continued rate compression and the increased competition in our markets. We believe that as our recent expansion matures and we continue with our plan to include 20 full service branches by the year 2007, we will continue significant increases in growth and earnings."


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Mr. Manditch further  announced,  with deep sorrow,  that the Company and Bank's founding Chairman, Perry B. Duryea, passed away on Sunday, January 11, 2004. Mr. Duryea, who had been Speaker of the New York State Assembly, and was among New York State's most highly recognized political leaders, has provided tremendous leadership and integrity to the success of the Company. His leadership and guidance will be missed by all. Mr. Duryea was 82 years old.

The Company announced that the Annual Meeting of Stockholders will be held on Wednesday, April 28, 2004, at the Stonebridge Country Club, Veterans Memorial Highway, Hauppauge, N.Y. 11788 at 3:30 PM.

On November 19, 2003, the Board of Directors of Long Island Financial Corp. declared a dividend of $.12 per common share. The dividend was paid on January 1, 2004, to stockholders of record on December 19, 2003.

Long Island Commercial Bank, the wholly-owned subsidiary of Long Island Financial Corp., is a New York state chartered commercial bank, which began operations in January of 1990, and provides commercial and consumer banking services through twelve branch offices, maintaining its headquarters in Islandia. The Bank is an independent local bank emphasizing personal service and responsiveness to the needs of its customers.


                                 BRANCH OFFICES
                                 --------------

     Suffolk County, N.Y.         Nassau County, N.Y.        Kings County, N.Y.
     --------------------         -------------------        -----------------
    Islandia     Babylon         Jericho      Westbury       Bay Ridge-Brooklyn
 Central Islip  Deer Park
    Melville    Ronkonkoma
    Shirley     Smithtown
   Hauppauge



THIS RELEASE MAY CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS, WHICH ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS REGARDING ECONOMIC, LEGISLATIVE, AND REGULATORY ISSUES THAT MAY IMPACT THE COMPANY'S EARNINGS IN FUTURE PERIODS. FACTORS THAT COULD CAUSE FUTURE RESULTS TO VARY MATERIALLY FROM CURRENT MANAGEMENT EXPECTATIONS INCLUDE, BUT ARE NOT LIMITED TO, GENERAL ECONOMIC CONDITIONS, CHANGES IN INTEREST RATES, DEPOSIT FLOWS, REAL ESTATE VALUES, AND COMPETITION; CHANGES IN ACCOUNTING PRINCIPLES, POLICIES, OR GUIDELINES; CHANGES IN LEGISLATION OR REGULATION; AND OTHER ECONOMIC, COMPETITIVE, GOVERNMENTAL,
REGULATORY AND TECHNOLOGICAL FACTORS AFFECTING THE COMPANY'S OPERATIONS, PRICING, PRODUCTS, AND SERVICES.


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


                           LONG ISLAND FINANCIAL CORP.
                               (NASDAQ/NMS: LICB)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 DECEMBER 31,           DECEMBER 31,          DECEMBER 31,
                                                                     2003                   2002                 2001
                                                                     ----                   ----                 ----
SELECTED FINANCIAL CONDITION DATA
---------------------------------
Cash and cash equivalents....................................   $    46,745            $    25,790          $    30,626
Securities held-to-maturity, net.............................        12,474                 12,461               12,457
Securities available-for-sale ...............................       216,967                219,590              201,967
Federal Home Loan Bank stock, at cost........................         3,050                  3,588                2,858
Loans held-for-sale..........................................         2,360                  1,189                1,472
Loans, net of unearned income and deferred fees..............       226,128                216,542              177,325
Total assets.................................................       524,439                491,951              438,390
Demand deposits..............................................        98,693                 78,697               61,502
Total deposits ..............................................       425,443                400,534              345,917
Federal funds purchased and securities sold under
     agreements to repurchase................................             -                      -                4,500
Other borrowed funds.........................................        61,000                 55,000               55,000
Guaranteed preferred beneficial interest in
     junior subordinated debentures..........................         7,500                  7,500                7,500
Stockholders' equity (1).....................................        26,418                 25,573               21,127
Book value per share (1).....................................   $     17.75            $     17.68          $     14.67
Book value per share (2) ....................................   $     18.24            $     16.42          $     14.83
Shares outstanding...........................................     1,488,311              1,446,226            1,439,926
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

                                                                   THREE MONTHS ENDED                 TWELVE MONTHS ENDED
                                                                       DECEMBER 31,                      DECEMBER 31,
                                                                       ------------                      ------------
                                                                     2003          2002                2003          2002
                                                                     ----          ----                ----          ----
SELECTED OPERATING DATA
-----------------------
Interest income................................................  $   6,136      $  5,858           $  24,014      $ 23,327
Interest expense...............................................      1,954         2,171               8,262         9,078
                                                                     -----         -----               -----         -----
     Net interest income.......................................      4,182         3,687              15,752        14,249
Provision for loan losses......................................          -            60                  60           270
                                                                     -----         -----               -----         -----
     Net interest income after provision
        for loan losses .......................................      4,182         3,627              15,692        13,979
Other operating income.. ......................................      1,271           820               4,418         3,254
Other operating expenses. .....................................      3,943         3,464              14,906        12,909
                                                                     -----         -----              ------        ------
     Income before income taxes................................      1,510           983               5,204         4,324
Income taxes ..................................................        556           339               1,876         1,487
                                                                     -----         -----              ------        ------
     Net income ...............................................  $     954      $    644           $   3,328      $  2,837
                                                                     =====         =====              ======        ======
Basic earnings per share.......................................  $     .64      $    .45           $    2.26      $   1.96
                                                                       ---           ---                ----          ----
Diluted earnings per share.....................................  $     .61      $    .43           $    2.16      $   1.90
                                                                       ---           ---                ----          ----

Basic weighted average shares outstanding .....................  1,486,405     1,446,226           1,472,263     1,444,791
Diluted weighted average shares outstanding ...............      1,560,789     1,507,172           1,542,767     1,495,640

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



                           LONG ISLAND FINANCIAL CORP.
                               (NASDAQ/NMS: LICB)
                             (DOLLARS IN THOUSANDS)

                                                             DECEMBER 31,              DECEMBER 31,          DECEMBER 31,
                                                                 2003                      2002                  2001
                                                                 ----                      ----                  ----
ASSET QUALITY RATIOS AND OTHER DATA
-----------------------------------
Total non-performing loans                                 $         0             $        307            $      178
Allowance for loan losses                                        2,290                    2,346                 2,028
Non-performing loans as a percent of
        total loans, net (3)(4)                                    .00  %                   .14 %                 .10 %
Non-performing loans as a percent of
        total assets (3)                                           .00  %                   .06 %                 .04 %
Allowance for loan losses as a percent of
        Non-performing loans (3)                                   .00  %                764.17 %            1,139.33 %
        total loans, net (4)                                      1.01  %                  1.08 %                1.13 %
Full service offices                                                12                       11                     8


(1) Includes net unrealized depreciation/appreciation in available-for-sale securities, net of tax.
(2) Excludes net unrealized depreciation/appreciation in available-for-sale securities, net of tax.
(3) Non-performing loans consist of all non-accrual loans 90 days or more past due. It is the Company's policy to generally cease accruing interest on all loans 90 days or more past due.
(4)  Loans include loans, net of unearned income and deferred fees.

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CONTACT:
Douglas C. Manditch, President & CEO
LONG ISLAND FINANCIAL CORP.
One Suffolk Square
1601 Veterans Memorial Highway
Islandia, New York 11749
Voice: (631) 348-0888  Fax: (631) 348-0830
WWW.LICB.COM